FOR IMMEDIATE RELEASE	Contact: Matt Funke, CFO
January 23, 2017	(573) 778-1800

SOUTHERN MISSOURI BANCORP REPORTS PRELIMINARY RESULTS FOR SECOND QUARTER OF FISCAL 2017;
DECLARES QUARTERLY DIVIDEND OF $0.10 PER COMMON SHARE;
SCHEDULES CONFERENCE CALL TO DISCUSS RESULTS FOR TUESDAY, JANUARY 24, AT 3:30PM CENTRAL TIME

Poplar Bluff, Missouri - Southern Missouri Bancorp, Inc. ("Company") (NASDAQ: SMBC), the parent corporation of Southern Bank ("Bank"), today announced preliminary net income available to common stockholders for the second quarter of fiscal 2017 of $4.2 million, consistent with the same period of the prior fiscal year. The Company's results were attributable to increased net interest income, a reduction in provision for income taxes, and the elimination of preferred dividends as a result of the October 2015 preferred share repurchase, partially offset by higher noninterest expenses, higher provision for loan losses, and lower noninterest income. Preliminary net income available to common stockholders was $.56 per fully diluted common share for the second quarter of fiscal 2017, unchanged as compared to the same period of the prior fiscal year.

Highlights for the second quarter of fiscal 2017:

•
Earnings per common share (diluted) were $.56, unchanged as compared to the same quarter a year ago, and up $.06, or 12.0%, as compared to the $.50 earned in the first quarter of fiscal 2017, the linked quarter.

•
Annualized return on average assets was 1.13%, while annualized return on average common equity was 12.9%, as compared to 1.27% and 14.0%, respectively, in the same quarter a year ago, and 1.03% and 11.6%, respectively, in the first quarter of fiscal 2017, the linked quarter.

•
Net loan growth for the second quarter of fiscal 2017 slowed to $6.1 million, and net loans are up $74.4 million for the fiscal year to date, an increase of 6.6%. Deposits were up $44.5 million for the second quarter, and $91.1 million, or 8.1%, for the fiscal year to date. Loan growth in the second quarter of the fiscal year is typically slower for the Company as our agricultural loan portfolio has passed its seasonal peak. To meet loan demand, the Company utilized brokered funding to contribute significantly to deposit growth during the first quarter; the second quarter's deposit growth included $23.1 million in public unit deposits, much of which will be seasonal.

•
Net interest margin for the second quarter of fiscal 2017 was 3.70%, down from the 3.88% reported for the year ago period, and down from 3.81% for the first quarter of fiscal 2017, the linked quarter. Net interest margin decreased over the year ago period and linked quarter primarily as a result of reduced discount accretion on acquired loans.

•
Noninterest income (excluding available-for-sale securities gains) was down 3.3% for the second quarter of fiscal 2017, compared to the year ago period, and up 4.9% from the first quarter of fiscal 2017, the linked quarter. The year ago quarter included non-recurring benefits of $624,000, with no comparable benefits in the current period, discussed in more detail below.

•
Noninterest expense was up 6.6% for the second quarter of fiscal 2017, compared to the year ago period, and down 4.9% from the first of fiscal 2017, the linked quarter. The linked quarter's results included a non-recurring charge of $335,000 attributable to the prepayment of Federal Home Loan Bank ("FHLB") term advances.

•	Nonperforming assets were $9.0 million, or 0.60% of total assets, at December 31, 2016, as compared to $8.3 million, or 0.56% of total assets, at September 30, 2016.

Dividend Declared:

As the Company noted in a report on Form 8-k filed January 19, 2017, the Board of Directors, on January 17, 2017, declared a quarterly cash dividend on common stock of $0.10, payable February 28, 2017, to stockholders of record at the close of business on February 15, 2017, marking the 91st consecutive quarterly dividend since the inception of the Company. The Board of Directors and management believe the payment of a quarterly cash dividend enhances stockholder value and demonstrates our commitment to and confidence in our future prospects.

Other News:

As the Company noted in a report on Form 8-k filed January 13, 2017, we entered into an Agreement and Plan of Merger on January 11, 2017, with Tammcorp, Inc. ("Tammcorp"), which is the 91% owner of Capaha Bank ("Capaha"). The agreement provides that Tammcorp will merge with and into the Company and Capaha will merge with and into the Bank. Completion of the merger, subject to customary closing conditions including approval by regulatory authorities and Tammcorp shareholders, is targeted for June 2017.

Conference Call:

The Company will host a conference call to review the information provided in this press release on Tuesday, January 24, 2017, at 3:30 p.m. central time (4:30 p.m. eastern). The call will be available live to interested parties by calling 1-888-339-0709 in the United States (Canada: 1-855-669-9657, international: 1-412-902-4189). Telephone playback will be available beginning one hour following the conclusion of the call through February 7, 2017. The playback may be accessed by dialing 1-877-344-7529 (Canada: 1-855-669-9658, international: 1-412-317-0088), and using the conference passcode 10100237. Participants should ask to be joined into the Southern Missouri Bancorp (SMBC) call.

Balance Sheet Summary:

The Company experienced balance sheet growth in the first half of fiscal 2017, with total assets of $1.5 billion at December 31, 2016, reflecting an increase of $88.4 million, or 6.3%, as compared to June 30, 2016. Balance sheet growth was funded through deposit growth.

Available-for-sale ("AFS") securities were $132.1 million at December 31, 2016, an increase of $2.9 million, or 2.2%, as compared to June 30, 2016. The increase was attributable primarily to residential mortgage-backed securities purchases. Cash equivalents and time deposits were $30.9 million, an increase of $7.6 million, or 32.6%, as compared to June 30, 2016.

Loans, net of the allowance for loan losses, were $1.2 billion at December 31, 2016, an increase of $74.4 million, or 6.6%, as compared to June 30, 2016. The increase was primarily attributable to growth in commercial real estate and residential real estate loan balances, partially offset by a decline in drawn construction loan balances. The increase in commercial real estate loans was attributable to growth in loans secured by nonresidential properties, the increase in residential real estate loans was attributable primarily to multifamily loan originations, and the decline in construction loan balances was primarily attributable to construction loan balances which were retained and moved to permanent financing. Loans anticipated to fund in the next 90 days stood at $40.9 million at December 31, 2016, as compared to $55.4 million at September 30, 2016, and $35.2 million at December 31, 2015.

Nonperforming loans were $5.7 million, or 0.47% of gross loans, at December 31, 2016, as compared to $5.7 million, or 0.50% of gross loans, at June 30, 2016. Nonperforming loans had declined slightly in the first quarter of fiscal 2017, before increasing somewhat in the second quarter of the fiscal year. Nonperforming assets were $9.0 million, or 0.60% of total assets, at December 31, 2016, as compared to $9.0 million, or 0.64% of total assets, at June 30, 2016. Nonperforming assets had also declined in the first quarter of fiscal 2017, before increasing in the second quarter of the fiscal year, primarily reflecting the changes in nonperforming loans. Our allowance for loan losses at December 31, 2016, totaled $15.0 million, representing 1.22% of gross loans and 265% of nonperforming loans, as compared to $13.8 million, or 1.20% of gross loans, and 244% of nonperforming loans, at June 30, 2016. For all impaired loans, the Company has measured impairment under ASC 310-10-35, and management believes the allowance for loan losses at December 31, 2016, is adequate, based on that measurement.

Total liabilities were $1.4 billion at December 31, 2016, an increase of $84.1 million, or 6.6%, as compared to June 30, 2016.

Deposits were $1.2 billion at December 31, 2016, an increase of $91.1 million, or 8.1%, as compared to June 30, 2016. The increase was primarily attributable to growth in interest-bearing transaction accounts, certificates of deposit, and money market deposit accounts. Specifically, the Company's public unit deposits have increased $17.4 million, brokered certificates of deposits increased $38.2 million, and brokered nonmaturity deposits increased $10.0 million since June 30, 2016, excluding brokered deposits originated through reciprocal arrangements. The average loan-to-deposit ratio for the second quarter of fiscal 2017 was 103.0%, as compared to 99.2% for the same period of the prior fiscal year.

FHLB advances were $107.5 million at December 31, 2016, a decrease of $2.7 million, or 2.5%, as compared to June 30, 2016, as the Company prepaid $16.5 million in term advances during the first quarter of fiscal 2017, partially offset by an increase in overnight funding, from $69.8 million at June 30, 2016, to $83.7 million at December 31, 2016. The decrease in total FHLB advances was attributable to the increase in deposit balances, including brokered funding and public unit deposits, some of which is seasonal, partially offset by strong loan demand in the first half of fiscal 2017, some of which is also seasonal. Securities sold under agreements to repurchase totaled $22.5 million at December 31, 2016, a decrease of $4.5 million, or 16.8%, as compared to June 30, 2016. At both dates, the full balance of repurchase agreements was due to local small business and government counterparties.

The Company's stockholders' equity was $130.4 million at December 31, 2016, an increase of $4.4 million, or 3.5%, as compared to June 30, 2016. The increase was attributable to retention of net income, partially offset by a decrease in accumulated other comprehensive income and payment of dividends on common stock.

Income Statement Summary:

The Company's net interest income for the three-month period ended December 31, 2016, was $12.6 million, an increase of $671,000, or 5.6%, as compared to the same period of the prior fiscal year. The increase was attributable to a 10.7% increase in the average balance of interest-earning assets, partially offset by a decrease in net interest margin to 3.70% in the current three-month period, as compared to 3.88% in the three-month period ended December 31, 2015.

Accretion of fair value discount on acquired loans and amortization of fair value premiums on assumed time deposits related to the Company's acquisition of Peoples Service Company and its subsidiary, Peoples Bank of the Ozarks in August 2014 (the "Peoples Acquisition"), decreased to $267,000 for the three-month period ended December 31, 2016, as compared to $557,000 for the same period of the prior fiscal year. This component of net interest income contributed eight basis points to net interest margin in the three-month period ended December 31, 2016, as compared to a contribution of 18 basis points for the same period of the prior fiscal year. For the linked quarter, ended September 30, 2016, discount accretion on loans and premium amortization on time deposits related to the Peoples Acquisition amounted to $601,000, contributing 18 basis points to net interest margin. The dollar impact of this component of net interest income has generally been declining each sequential quarter as assets from the Peoples Acquisition mature or prepay; however, increases were noted in the three-month periods ended September 30, 2016; June 30, 2016; and December 31, 2015, due to the inclusion in those quarters' results of principal payments received on purchased credit-impaired loans which exceeded the carrying value of such loans.

The provision for loan losses for the three-month period ended December 31, 2016, was $656,000, as compared to $496,000 in the same period of the prior fiscal year. Increased provisioning was attributed to increased balances within the loan portfolio and an increase in non-performing and classified loans. As a percentage of average loans outstanding, provision for loan losses in the current three-month period represented a charge of .22% (annualized), while the Company recorded net charge offs during the period of .04% (annualized). During the same period of the prior fiscal year, provision for loan losses as a percentage of average loans outstanding represented a charge of .18% (annualized), while the Company recorded net charge offs of .05% (annualized).

The Company's noninterest income for the three-month period ended December 31, 2016, was $2.7 million, a decrease of $89,000, or 3.2%, as compared to the same period of the prior fiscal year. The decrease was attributable to nonrecurring items included in the results for the three-month period ended December 31, 2015, of $323,000 related to bank-owned life insurance and $301,000 related to the Company's ownership of stock in the Ozark Trust and Investment Corporation, which was acquired by Simmons First National Corporation during that period. The bank-owned life insurance benefit was not subject to income tax. Other than these categories, the Company saw increases in most noninterest income items, including loan fees; gains realized on the sale of residential loans originated for that purpose; bank card interchange income; deposit account service charges; and recurring increases in the cash value of bank-owned life insurance.

Noninterest expense for the three-month period ended December 31, 2016, was $8.7 million, an increase of $540,000, or 6.6%, as compared to the same period of the prior fiscal year. The increase was attributable to higher occupancy expenses, legal expenses, and compensation expenses, partially offset by a reduction in charges to amortize core deposit and other intangibles, deposit insurance premiums, and other expenses. The efficiency ratio for the three-month period ended December 31, 2016, was 57.0%, as compared to 55.6% in the same period of the prior fiscal year.

The income tax provision for the three-month period ended December 31, 2016, was $1.7 million, a decrease of $85,000, or 4.7%, as compared to the same period of the prior fiscal year, attributable primarily to a decrease in the effective tax rate, to 29.4% from 30.2%, combined with a decrease in pre-tax income. The lower effective tax rate was attributed primarily to formation by the Company's bank subsidiary of a Real Estate Investment Trust ("REIT") to hold certain qualified assets in order to minimize state tax liability, partially offset by inclusion in the prior period's results of the tax advantaged bank-owned life insurance benefit.

Forward-Looking Information:

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from the forward-looking statements, including: the strength of the United States economy in general and the strength of the local economies in which we conduct operations; fluctuations in interest rates and in real estate values; monetary and fiscal policies of the Board of Governors of the Federal Reserve System and the U.S. Government and other governmental initiatives affecting the financial services industry; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; the timely development of and acceptance of our new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized to the extent anticipated or within the anticipated time frames, if at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; legislative or regulatory changes that adversely affect our business; results of examinations of us by our regulators, including the possibility that our regulators may, among other things, require us to increase our reserve for loan losses or to write-down assets; the impact of technological changes; and our success at managing the risks involved in the foregoing. Any forward-looking statements are based upon management's beliefs and assumptions at the time they are made. We undertake no obligation to publicly update or revise any forward-looking statements or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed might not occur, and you should not put undue reliance on any forward-looking statements.

Southern Missouri Bancorp, Inc.
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Summary Balance Sheet Data as of:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2016	2016	2016	2016	2015

Cash equivalents and time deposits	$30,865	$21,978	$23,277	$18,517	$25,794
Available for sale securities	132,116	124,249	129,224	128,735	129,085
FHLB/FRB membership stock	8,256	9,121	8,352	5,886	6,238
Loans receivable, gross	1,224,828	1,218,228	1,149,244	1,108,452	1,092,599
Allowance for loan losses	14,992	14,456	13,791	13,693	13,172
Loans receivable, net	1,209,836	1,203,772	1,135,453	1,094,759	1,079,427
Bank-owned life insurance	30,491	30,282	30,071	19,897	19,754
Intangible assets	7,478	7,657	7,851	8,027	8,238
Premises and equipment	46,371	46,615	46,943	46,670	45,505
Other assets	26,936	26,138	22,739	21,981	23,631
Total assets	$1,492,349	$1,469,812	$1,403,910	$1,344,472	$1,337,672

Interest-bearing deposits	$1,075,792	$1,032,810	$988,696	$997,110	$990,103
Noninterest-bearing deposits	136,024	134,540	131,997	125,033	127,118
Securities sold under agreements to repurchase	22,542	25,450	27,085	31,575	23,066
FHLB advances	107,502	129,184	110,216	48,647	58,929
Other liabilities	5,336	4,156	5,197	5,131	4,543
Subordinated debt	14,800	14,776	14,753	14,729	14,705
Total liabilities	1,361,996	1,340,916	1,277,944	1,222,225	1,218,464

Preferred stock	-	-	-	-	-
Common stockholders' equity	130,353	128,896	125,966	122,247	119,208
Total stockholders' equity	130,353	128,896	125,966	122,247	119,208

Total liabilities and stockholders' equity	$1,492,349	$1,469,812	$1,403,910	$1,344,472	$1,337,672

Equity to assets ratio	8.73%	8.77%	8.97%	9.09%	8.91%
Common shares outstanding	7,450,041	7,436,866	7,437,616	7,437,616	7,428,416
Less: Restricted common shares not vested	33,175	36,000	36,800	52,750	53,150
Common shares for book value determination	7,416,866	7,400,866	7,400,816	7,384,866	7,375,266

Book value per common share	$17.58	$17.42	$17.02	$16.55	$16.16
Closing market price	35.38	24.90	23.53	24.02	23.90

Nonperforming asset data as of:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2016	2016	2016	2016	2015

Nonaccrual loans	$5,572	$4,969	$5,624	$4,890	$3,803
Accruing loans 90 days or more past due	85	54	36	70	79
Total nonperforming loans	5,657	5,023	5,660	4,960	3,882
Other real estate owned (OREO)	3,310	3,182	3,305	3,244	3,617
Personal property repossessed	39	45	61	90	118
Total nonperforming assets	$9,006	$8,250	$9,026	$8,294	$7,617

Total nonperforming assets to total assets	0.60%	0.56%	0.64%	0.62%	0.57%
Total nonperforming loans to gross loans	0.47%	0.42%	0.50%	0.45%	0.36%
Allowance for loan losses to nonperforming loans	265.02%	287.80%	243.66%	276.07%	339.31%
Allowance for loan losses to gross loans	1.22%	1.19%	1.20%	1.24%	1.21%

Performing troubled debt restructurings (1)	$7,673	$7,853	$6,078	$5,871	$5,548

(1) Nonperforming troubled debt restructurings are included with nonaccrual loans or accruing loans 90 days or more past due.

	For the three-month period ended
Quarterly Average Balance Sheet Data:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands)	2016	2016	2016	2016	2015

Interest-bearing cash equivalents	$1,599	$7,730	$8,883	$14,475	$10,352
Available for sale securities and membership stock	139,183	135,188	134,823	132,913	135,044
Loans receivable, gross	1,216,607	1,178,067	1,126,630	1,088,833	1,080,526
Total interest-earning assets	1,357,389	1,320,985	1,270,336	1,236,221	1,225,922
Other assets	123,287	115,277	109,506	100,507	96,411
Total assets	$1,480,676	$1,436,262	$1,379,842	$1,336,728	$1,322,333

Interest-bearing deposits	$1,043,542	$994,518	$996,760	$995,555	$963,510
Securities sold under agreements to repurchase	24,323	26,723	29,305	29,496	24,861
FHLB advances	124,834	132,107	80,155	41,987	70,107
Subordinated debt	14,788	14,765	14,741	14,717	14,694
Total interest-bearing liabilities	1,207,487	1,168,113	1,120,961	1,081,755	1,073,172
Noninterest-bearing deposits	137,468	133,601	127,687	128,284	125,759
Other noninterest-bearing liabilities	5,874	7,082	7,091	5,765	755
Total liabilities	1,350,829	1,308,796	1,255,739	1,215,804	1,199,686

Preferred stock	-	-	-	-	3,261
Common stockholders' equity	129,847	127,466	124,103	120,924	119,386
Total stockholders' equity	129,847	127,466	124,103	120,924	122,647

Total liabilities and stockholders' equity	$1,480,676	$1,436,262	$1,379,842	$1,336,728	$1,322,333

	For the three-month period ended
Quarterly Summary Income Statement Data:	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2016	2016	2016	2016	2015

Interest income:
Cash equivalents	$4	$4	$7	$12	$9
Available for sale securities and membership stock	848	851	849	853	864
Loans receivable	14,229	14,250	13,405	12,984	13,362
Total interest income	15,081	15,105	14,261	13,849	14,235
Interest expense:
Deposits	2,043	1,932	1,903	1,872	1,847
Securities sold under agreements to repurchase	25	27	30	32	29
FHLB advances	282	418	341	293	320
Subordinated debt	160	152	149	144	139
Total interest expense	2,510	2,529	2,423	2,341	2,335
Net interest income	12,571	12,576	11,838	11,508	11,900
Provision for loan losses	656	925	817	563	496
Securities gains	2	-	5	-	-
Other noninterest income	2,700	2,575	2,582	2,178	2,791
Noninterest expense	8,706	9,159	8,273	8,257	8,168
Income taxes	1,735	1,358	1,653	1,544	1,820
Net income	4,176	3,709	3,682	3,322	4,207
Less: effective dividend on preferred shares	-	-	-	-	35
Net income available to common stockholders	$4,176	$3,709	$3,682	$3,322	$4,172

Basic earnings per common share	$0.56	$0.50	$0.50	$0.45	$0.56
Diluted earnings per common share	0.56	0.50	0.49	0.45	0.56
Dividends per common share	0.10	0.10	0.09	0.09	0.09
Average common shares outstanding:
Basic	7,441,000	7,437,000	7,438,000	7,435,000	7,425,000
Diluted	7,467,000	7,466,000	7,468,000	7,464,000	7,460,000

Return on average assets	1.13%	1.03%	1.07%	0.99%	1.27%
Return on average common stockholders' equity	12.9%	11.6%	11.9%	11.0%	14.0%

Net interest margin	3.70%	3.81%	3.73%	3.72%	3.88%
Net interest spread	3.61%	3.70%	3.63%	3.61%	3.77%

Efficiency ratio	57.0%	60.5%	57.4%	60.3%	55.6%